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EXHIBIT 10.1


                         EMPLOYMENT AGREEMENT AMENDMENT

                               Amendment Number 1

      This Amendment Number 1 to the Employment Agreement made as of September 1, 2002 between Hanover Direct, Inc., a Delaware corporation (the "Company"), and Thomas C. Shull ("Shull") (the "Employment Agreement"), shall be effective as of September 1, 2002.

                              W I T N E S S E T H :

      WHEREAS, the Company and Shull entered into the Employment Agreement; and

      WHEREAS, the Company and Shull now desire to amend the Employment Agreement in certain respects.

      NOW, THEREFORE, it is agreed by and between the parties hereto to the following amendments to the Employment Agreement:

      1. The second sentence of paragraph 4(f) of the Employment Agreement is hereby amended to read as follows:


      "In addition, the Company shall make cash payments of $450,000 in the aggregate to Shull in two equal lump sum amounts of $225,000 each payable on March 31, 2003 and September 30, 2004; provided that on each such date this Agreement has not been terminated pursuant to paragraph 6(a)(i) or 6(a)(iv) hereof; and provided, further, however, that such payments shall be made notwithstanding any termination of this Agreement on or prior to such dates pursuant to paragraph 6(a)(ii), 6(a)(iii), 6(a)(v) (or as a result of another event constituting a Change of Control (as hereinafter defined)) or 6(a)(vi) hereof."

      2. The first sentence of paragraph 6(b)(iii) of the Employment Agreement is hereby amended to read as follows:

      "If the termination is pursuant to paragraph 6(a)(ii) or 6(a)(vi), Shull shall be entitled to receive a lump sum payment equal to (A) the aggregate amount of Base Compensation to which he would have otherwise been entitled through the end of the Agreement Term (not to exceed 18 months of such Base Compensation) plus (B) such additional amount, if any, in severance pay which, when combined with
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      the amount payable pursuant to clause (A) equals 18 months of Base
      Compensation and such amount of bonus as may be payable pursuant to the Company's 2002 Management Incentive Plan or other bonus plan, as applicable (based upon the termination date and the terms and conditions of the applicable bonus plan), as described in paragraph 4(b), as well as such amounts as may be unpaid pursuant to paragraph 4(f) and employee benefits such as accrued vacation and insurance in accordance with the Company's customary practice."

      3. Except as hereunder provided, the Employment Agreement shall remain in full force and effect without further modification.

      IN WITNESS WHEREOF, the Company and Shull have executed this Amendment Number 1 as of September 1, 2002.

                                  HANOVER DIRECT, INC.

                                  By:     /s/ Michael D. Contino
                                          Name: Michael D. Contino
                                          Title: EVP/C.O.O

                                  /s/ Thomas C. Shull
                                  THOMAS C. SHULL